UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2005
THORATEC CORPORATION
(Exact name of registrant as specified in its charter)

California	1-8145	94-2340464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6035 Stoneridge Drive
Pleasanton, California 94588
(Address of principal executive offices including zip code)
(925) 847-8600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On September 6, 2005, Thoratec Corporation (the “Company”) issued a press release, which is attached hereto as Exhibit 99.1 and incorporated by reference as if fully set forth herein, announcing that it has entered into a Purchase and Sale Agreement and Escrow Instructions (the “Agreement”) with Aegis I, LLC, for the purchase of the land and building located at 6101 Stoneridge Drive, Pleasanton, California (the “Property”). The purchase price of the Property is approximately $13.4 million, subject to certain adjustments at closing. For a period of approximately 30 days from the date of the Agreement, the Company has the right to conduct a due diligence inspection of the Property and during such period the Company may terminate the Agreement for any reason related to such inspection. Pursuant to the Agreement, the Company is required to pay $100,000 dollars into escrow two business days after the Agreement date and an additional $900,000 into escrow after the inspection period expires, with the total escrow amount to be credited toward the purchase price at closing. The sale, which is subject to customary closing conditions, is expected to close in early January 2006.
     The Agreement is attached hereto as Exhibit 10.1 to this report on Form 8-K and is incorporated herein by reference. This description summarizes certain provisions of the Agreement and is qualified in its entirety by reference to the terms and conditions in the attached document.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement and Escrow Instructions dated September 2, 2005, by and between the Company and Aegis I, LLC.

99.1	Press release dated September 6, 2005.

2.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated as of September 8, 2005

THORATEC CORPORATION
By:	/s/ D. Keith Grossman
D. Keith Grossman
Chief Executive Officer

3.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase and Sale Agreement and Escrow Instructions dated September 2, 2005, by and between the Company and Aegis I, LLC.

99.1	Press release dated September 2, 2005.

4.